Exhibit 10.1

FIRST AMENDMENT TO LEASE

I.              PARTIES AND DATE.

This First Amendment to Lease (this “Amendment”) dated March 4, 2026, is by and between UNIVERSITY RESEARCH PARK LLC, a Delaware limited liability company (“Landlord”), and NETLIST, INC., a Delaware corporation (“Tenant”).

II.             RECITALS.

A.            Landlord and Tenant entered into a lease dated April 28, 2021 (“Lease”), in connection with approximately 14,809 rentable square feet of space located at 111 Academy, Suite 100, Irvine, California (“Premises”).

B.            Landlord and Tenant each desire to modify the Lease to extend the Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.            MODIFICATIONS.

A.            Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.            Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5.	Expiration Date: December 31, 2029”

2.            Item 6 is hereby amended by adding the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/27 to 12/31/27	$1.85	$27,396.65
1/1/28 to 12/31/28	$1.91	$28,285.19
1/1/29 to 12/31/29	$1.96	$29,025.64

B.            Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment will be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

C.            Tender. The Lease is hereby amended by adding the following to the end of Section 10.3:

Tenant will tender any action or proceeding for which it has indemnification obligations under this Lease to its insurer, and request coverage for its indemnity obligations to Landlord. If Tenant is obligated to indemnify Landlord under this Lease, Tenant will accept any tender of defense of any action or proceeding for which it has indemnifications under this Lease in which Landlord is named or made a party, within 14 days of the tender and will, notwithstanding any allegations of gross negligence or willful misconduct on the part of Landlord, defend Landlord as provided herein until a final determination of Landlord’s gross negligence or willful misconduct is made. For purposes of this Section 10.3, "Landlord" includes Landlord and Landlord's directors, officers, shareholders, members, agents and employees. Tenant's obligations under this Section 10.3 will survive the termination of this Lease.

D.            Tenant’s Insurance. The following will be added to the end of Exhibit D to the Lease:

4.      If Tenant hires any vendor or contractor to complete work on the Premises; Tenant will cause such vendor or contractor to comply with the following insurance requirements:

A.            Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,

B.            Worker's compensation coverage as required by law, including employer's liability coverage with a limit of not less than $1,000,000 each employee, each accident and each disease.

C.            Vendor or Contractor and its insurer(s) providing the insurance coverages described in this Section 4 Parts A, and B above, will waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D.            The commercial general liability insurance policy required in Section 4 Part A, will name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage. Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.

E.             Rules and Regulations. Exhibit E to the Lease is hereby deleted in its entirety and Replacement Exhibit E attached hereto substituted in lieu thereof.

F.             Parking. Notwithstanding anything to the contrary contained in the Lease, Tenant’s parking will continue to be unreserved, unassigned and at no additional charge to Tenant during the Term, as extended herein.

G.             Right to Extend. Section 2 of Exhibit G to the Lease, “Right to Extend”, is hereby deleted in its entirety and of no further force or effect.

IV.            GENERAL.

A.            Effect of Amendment. The Lease will remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.             Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.             Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease will have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.            Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.             Counterparts; Digital Signatures. This Amendment may be executed in one or more counterparts, each of which will constitute an original and all of which will be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the “Approved Service”). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.

F.             California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.             Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord will be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Real Tech (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, will be binding and enforceable in connection with the negotiation of this Amendment.

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V.            EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

UNIVERSITY RESEARCH PARK LLC, a Delaware limited liability company		NETLIST,INC., a Delaware corporation

By:	/s/ Beau G. Rawi	By:	/s/ C.K. Hong

	Beau G. Rawi	C.K. Hong
	Senior Vice President, Leasing	President and CEO
Office Properties

By:	/s/ Michael Bennett	By:	/s/ Gail Sasaki

	Michael Bennett	Gail Sasaki
	Executive Vice President, Operations	CFO
Office Properties

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REPLACEMENT EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations will be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease will be controlling.

1.            Tenant will not obstruct any sidewalks, halls, passages, elevators, stairways, or other common areas, or use such areas for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. If Tenant has access to any balcony or patio area, Tenant will not place any furniture or other personal property in such area without the prior written approval of Landlord.

2.            Neither Tenant nor any employee or contractor of Tenant will go upon the roof of the Building without the prior written consent of Landlord.

3.            Tenant will be required to utilize, at Tenant’s expense, the third-party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.            Tenant will not install any antenna or satellite dish without the prior written agreement of Landlord.

5.            Tenant will not cover or obstruct any sashes, sash doors, windows, glass lights, solar film, solar screen, or any lights or skylights that reflect or admit light into the halls or other places of the Building. If Landlord objects to any such covering or obstruction, Tenant must immediately remove such covering or obstruction upon written notice from Landlord. The interior of the Premises visible from outside of the Premises must be maintained in a visually professional manner and consistent with a first-class office building. Tenant will not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of, or entrance door to, the Premises including, but not limited to, boxes, and electrical and data cords. No awnings will be permitted on any part of the Premises.

6.            The installation and location of any unusually heavy equipment in the Premises, including, without limitation, file storage units, safes, and electronic data processing equipment, will require the prior written approval of Landlord. The moving of large or heavy objects will occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description will be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.            Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event will plastic tubing be used for that purpose.

8.            Tenant will not place any lock(s) on any door in the Premises or the Building without Landlord’s prior written consent, which consent will not be unreasonably withheld. Upon the termination of its tenancy, Tenant must deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards that will have been furnished to Tenant or that Tenant has had made.

9.            Tenant will not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.          Tenant will not use space heaters, daisy-chained extension cords or other equipment that poses a safety or fire risk within the Premises.

11.          Tenant will not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, that will in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any governmental rule or regulation.

12.          Tenant will not use or keep any foul or noxious gas or substance in the Premises.

13.          Tenant will not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.          Tenant will not permit any pets or animals in or about the Building. Bona fide service dogs (collectively, “Service Dogs”) are permitted in the Premises and Common Areas so long as such Service Dogs (a) remain under the direct control of the individual the Service Dog serves at all times, (b) remain on a leash while in the Common Areas (and such leash is no longer than 6’), unless the Service Dog is under voice control of its owner, in which case no leash is required, (c) only utilize designated pet relief areas for animal waste, and (d) do not disturb or threaten others.

15.          Neither Tenant nor its employees, agents, contractors, invitees, or licensees will bring any firearm, whether loaded or unloaded, into the Project at any time.

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16.          Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited, except that smoking tobacco may be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing, or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17.          Tenant will not install an aquarium of any size in the Premises unless otherwise approved in writing by Landlord.

18.          Tenant will not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord will have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant will not use any picture of the Building in its advertising, stationery or in any other manner.

19.          Upon request by Landlord, Tenant will supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis if circumstances warrant.

20.          Tenant will not ride, operate, or in any way propel any bicycle, scooter, skateboard, roller skates, roller blades, hoverboard, or any similar wheeled or non-wheeled personal transportation device (collectively, "Wheeled Devices"), whether manually or electrically powered, within the interior of the Building. Wheeled Devices must be walked or carried when entering or exiting the Building. Notwithstanding the foregoing, bicycles (electric or otherwise) and, at Landlord’s discretion, other Wheeled Devices, must be stored exclusively in the designated storage areas provided by Landlord in the Common Areas.

21.          Landlord may, from time to time, grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

22.           Fitness Center Rules. Tenant will cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a)            Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

(b)            Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord will have the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

(c)            All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d)            Individual membership and guest keycards to the Fitness Center will not be shared and will only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

(e)            All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard will not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f)             Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities will result in termination of Tenant’s Fitness Center privileges.

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